EXHIBIT 11
SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2008	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$28,651	52,024	$0.55

Effect of dilutive securities:
Restricted stock	—	552
Restricted stock units	—	50
Stock options	—	252
Deferred shares	—	186

Diluted EPS:
Net income available to common stockholders and assumed conversions	$28,651	53,064	$0.54

Second Quarter 2007	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$35,886	51,659	$0.69

Effect of dilutive securities:
Restricted stock	—	985
Convertible debt	347	3,471
Stock options	—	426
Deferred shares	—	180

Diluted EPS:
Net income available to common stockholders and assumed conversions	$36,233	56,721	$0.64

Six Months 2008	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$49,154	52,349	$0.94

Effect of dilutive securities:
Restricted stock	—	609
Restricted stock units	—	37
Stock options	—	280
Deferred shares	—	186

Diluted EPS:
Net income available to common stockholders and assumed conversions	$49,154	53,461	$0.92

Six Months 2007	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$73,138	53,097	$1.38

Effect of dilutive securities:
Restricted stock	—	1,112
Convertible debt	753	3,788
Stock options	—	434
Deferred shares	—	179

Diluted EPS:
Net income available to common stockholders and assumed conversions	$73,891	58,610	$1.26